EXHIBIT 99.1

News Release

First Solar, Inc. Announces Fourth Quarter & Full Year 2018 Financial Results

•	Net sales of $2.2 billion for 2018 and $691 million for the fourth quarter

•	Net income per share of $1.36 for 2018 and $0.49 for the fourth quarter

•	Cash and marketable securities of $2.5 billion, net cash of $2.1 billion

•	5.6GWDC of 2018 net bookings; 1.3GWDC of 2019 YTD net bookings

•	Series 6 production commenced at fourth factory location

•	Maintain 2019 EPS guidance of $2.25 to $2.75

TEMPE, Ariz., February 21, 2019 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the fourth quarter and year ended December 31, 2018. Net sales for the fourth quarter were $691 million, an increase of $15 million from the prior quarter, primarily due to the sale of certain projects in Japan.

The Company reported fourth quarter earnings per share (“EPS”) of $0.49, compared to $0.54 in the third quarter.

Cash and marketable securities at the end of the fourth quarter decreased to $2.5 billion from $2.7 billion at the end of the prior quarter. The decrease primarily resulted from capital investments in Series 6 manufacturing capacity, factory ramp activities, and the timing of cash receipts from certain systems project sales.

“We had a number of notable accomplishments in 2018, including strong net bookings of 5.6GWDC and the start of Series 6 production at three factories” said Mark Widmar, CEO of First Solar. “Our Series 6 progress in 2019 continues to be encouraging with the start of production at a fourth factory and ongoing improvements in throughput and efficiency at our existing facilities. We continue to see good demand for Series 6, and our pipeline of contracted shipments positions us well for the year.”

2019 guidance was updated to reflect lower expected operating expenses, primarily associated with a decrease in expected production start-up. In addition, gross margin guidance was lowered by 50 basis points due to expected increases in ramp costs. These adjustments offset, and the associated EPS and net cash balance guidance ranges are unchanged. The complete 2019 guidance is as follows:

2019 Guidance	Prior	Current
Net Sales	$3.25B to $3.45B	Unchanged
Gross Margin % (1)	20% to 21%	19.5% to 20.5%
Operating Expenses (2)	$390M to $410M	$375M to $395M
Operating Income	$260M to $310M	Unchanged
Earnings per Share	$2.25 to $2.75	Unchanged
Net Cash Balance (3)	$1.6B to $1.8B	Unchanged
Capital Expenditures	$650M to $750M	Unchanged
Shipments	5.4GW to 5.6GW	Unchanged
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(1)	Includes $35 to $45 million of ramp costs ($20 to $30 million previously)

(2)	Includes $75 to $85 million of production start-up expense ($90 to $100 million previously)

(3)	Defined as cash and marketable securities less expected debt at the end of 2019

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First Solar has scheduled a conference call for today, February 21, 2019 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com.

The guidance figures presented above are subject to a variety of assumptions and estimates. Investors are encouraged to listen to the conference call and to review the accompanying materials which contain more information about First Solar’s 2019 Guidance.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available through Thursday, February 28, 2019 ET and can be accessed by dialing 800-585-8367 if you are calling from within the United States or 416-621-4642 if you are calling from outside the United States and entering the replay pass code 7349009. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: our financial guidance for 2019; the transition to Series 6 module manufacturing in 2019; net sales, gross margin, operating expenses, operating income, earnings per share, net cash balance, capital expenditures, shipments, products and our business and financial objectives for 2019. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; the market for renewable energy, including solar energy; our competitive position and other key competitive factors; reduction, elimination, or expiration of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; our ability to execute on our long-term strategic plans; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the conversion efficiency of our solar modules; interest rate fluctuations and both our and our customers’ ability to secure financing; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation, including the class action lawsuit against us; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to attract and retain key executive officers and associates; and the matters discussed under the captions “Risk

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Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
Steve Haymore
602-414-9315
stephen.haymore@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$1,403,562	$2,268,534
Marketable securities	1,143,704	720,379
Accounts receivable trade, net	128,282	211,797
Accounts receivable, unbilled and retainage	458,166	174,608
Inventories	387,912	172,370
Balance of systems parts	56,906	28,840
Project assets	37,930	77,931
Notes receivable, affiliate	—	20,411
Prepaid expenses and other current assets	243,061	157,902
Total current assets	3,859,523	3,832,772
Property, plant and equipment, net	1,756,211	1,154,537
PV solar power systems, net	308,640	417,108
Project assets	460,499	424,786
Deferred tax assets, net	77,682	51,417
Restricted cash and investments	318,390	424,783
Equity method investments	3,186	217,230
Goodwill	14,462	14,462
Intangible assets, net	74,162	80,227
Inventories	130,083	113,277
Notes receivable, affiliates	22,832	48,370
Other assets	95,692	85,532
Total assets	$7,121,362	$6,864,501
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$233,287	$120,220
Income taxes payable	20,885	19,581
Accrued expenses	441,580	366,827
Current portion of long-term debt	5,570	13,075
Deferred revenue	129,755	81,816
Other current liabilities	14,380	48,757
Total current liabilities	845,457	650,276
Accrued solar module collection and recycling liability	134,442	166,609
Long-term debt	461,221	380,465
Other liabilities	467,839	568,454
Total liabilities	1,908,959	1,765,804
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 104,885,261 and 104,468,460 shares issued and outstanding at December 31, 2018 and 2017, respectively	105	104
Additional paid-in capital	2,825,211	2,799,107
Accumulated earnings	2,441,553	2,297,227
Accumulated other comprehensive (loss) income	(54,466)	2,259
Total stockholders’ equity	5,212,403	5,098,697
Total liabilities and stockholders’ equity	$7,121,362	$6,864,501

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net sales	$691,241	$676,220	$339,181	$2,244,044	$2,941,324
Cost of sales	592,931	547,093	277,111	1,851,867	2,392,377
Gross profit	98,310	129,127	62,070	392,177	548,947
Operating expenses:
Selling, general and administrative	51,338	33,539	54,997	176,857	202,699
Research and development	21,388	22,390	23,583	84,472	88,573
Production start-up	14,576	14,723	20,488	90,735	42,643
Restructuring and asset impairments	—	—	(1,927)	—	37,181
Total operating expenses	87,302	70,652	97,141	352,064	371,096
Operating income (loss)	11,008	58,475	(35,071)	40,113	177,851
Foreign currency gain (loss), net	1,908	(2,383)	(3,474)	(570)	(9,640)
Interest income	14,643	16,456	13,340	59,788	35,704
Interest expense, net	(11,476)	(3,198)	(6,073)	(25,921)	(25,765)
Other income (loss), net	32,102	(5,971)	(1,215)	39,737	23,965
Income (loss) before taxes and equity in earnings	48,185	63,379	(32,493)	113,147	202,115
Income tax benefit (expense)	4,416	(2,396)	(398,765)	(3,441)	(371,996)
Equity in earnings, net of tax	(485)	(3,233)	(1,196)	34,620	4,266
Net income (loss)	$52,116	$57,750	$(432,454)	$144,326	$(165,615)

Net income (loss) per share:
Basic	$0.50	$0.55	$(4.14)	$1.38	$(1.59)
Diluted	$0.49	$0.54	$(4.14)	$1.36	$(1.59)
Weighted-average number of shares used in per share calculations:
Basic	104,845	104,804	104,448	104,745	104,328
Diluted	105,819	106,163	104,448	106,113	104,328

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